Exhibit 99.1

ACCESS ANYTIME BANCORP, INC.

SOURCE ACCESS ANYTIME BANCORP, INC.

PRESS RELEASE

ACCESS ANYTIME ANNOUNCES 2005 YEAR TO DATE EARNINGS.

(Albuquerque, New Mexico)  July 29, 2005

Six Month Year-to-Date Net Income reported at $953,956 ($.56 per diluted share), an increase of 55.8% over net income for the same period in 2004.

ACCESS ANYTIME BANCORP, INC. (the “Company”) (Nasdaq SmallCap: AABC), the holding company for ACCESSBANK (the “Bank”), reported six month year-to-date net income of $953,956.  The year-to-date net income increased by $341,455, or 55.8%, as compared to net income of $612,501 for the same period in 2004. Earnings per common share assuming dilution increased by 27.3% to $.56 for the six months ended June 30, 2005, compared to $.44 for same period in 2004.  This increase was primarily due to the increase in net income, partially offset by an increase in weighted average common shares.  Net income for the quarter ended June 30, 2005 was $671,224 or $.39 per diluted share compared to $431,631 or $.31 per diluted share for the quarter ended June 30, 2004, an increase of $239,593 or 55.5%.

Total Interest Income and Expense.  Total interest income for the six months ended June 30, 2005 was $9,277,000, compared to $6,216,000 during the same period in 2004, an increase of $3,061,000 or 49.2%.  Total interest expense was $3,718,000, compared to $2,122,000 during the same period in 2004, an increase of $1,596,000 or 75.2%.

Net Interest Income.  Net interest income before provision for loan losses increased by 35.8% to $5,559,000 for the six months ended June 30, 2005, compared to $4,094,000 for the same period in 2004.  This improvement was primarily due to the increase in average loan balances as compared to June 30, 2004, attributable to loans acquired from the purchase of two branches in Las Cruces, New Mexico and to a general increase in average loan volume within the Bank.  The improvement is also attributable to an increase in interest income from securities purchased in the fourth quarter of 2004 and the first quarter of 2005.  The increase in interest income was partially offset by a $1.3 million increase in interest expense on deposits, primarily due to the substantial increase in deposits which resulted from the acquisitions of the two Las Cruces, New Mexico branches and the Sun City, Arizona branch.  The increase was also partially offset by an increase in interest expense on Federal Home Loan Bank advances.

Provision for Loan Losses.  The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, general economic conditions, the estimated fair value of the underlying collateral, and other factors which may affect the collectibility of loans.  Management’s analysis of current conditions resulted in a provision for loan losses of $375,000 and $426,000 for the six months ended June 30, 2005 and 2004, respectively.  The decrease in the provision is consistent with the decrease in both net loans charged off and non-performing assets during the six month period ended June 30, 2005, partially offset by the increase in the average loan balance.

Noninterest Income.  During the six months ended June 30, 2005, noninterest income increased by $488,000, or 33.9%, to $1,928,000 from $1,440,000 for the same period in 2004.  The increase in noninterest income was primarily due to the gains generated by the increase in sales of one-to-four family residential mortgage loans.  During the six month period ended June 30, 2005, the Bank sold $46.4 million of these loans, which resulted in a $975,000 gain.  Of this $46.4 million, $16.7 million were transferred from held-to-maturity to held-for-sale, and subsequently sold to a third party.  During the same period in 2004, sales of these loans were $26.5 million, which resulted in a $494,000 gain.

Noninterest Expense.  During the six months ended June 30, 2005, noninterest expense increased by $1,584,000, or 39.8%, to $5,568,000 from $3,984,000 for the same period in 2004. The increase in noninterest expense consisted primarily of increases in salaries and employee benefits of $886,000, occupancy expense of $260,000, and other expenses of $279,000. The increase in salaries and employee benefits and occupancy expense was primarily due to the acquisition of the Las Cruces, New Mexico and Sun City, Arizona branches, as well as an increase in employee medical claims.  The increase in other expense is primarily due to the branch acquisitions and an increase in fees paid to the Company’s outsourced data processing service provider, due to increases in internet banking volume.

Income Tax Expense.  Income tax expense for the six months ended June 30, 2005 increased by $78,000, to $590,000, from $512,000 for the same period in 2004.  The increase in income tax expense was primarily due to an increase in income before taxes, partially offset by an increase in the estimated utilization of the Company’s New Mexico state net operating loss carryforward.  For the same reasons, the effective tax rate decreased to 38.2% for the six months ended June 30, 2005, from 45.5% for the same period in 2004.

Total assets at June 30, 2005 were $374,327,000 compared to $367,539,000 at December 31, 2004, an increase of $6,788,000 or 1.8%.

ACCESSBANK’s total equity was $30,182,000 at June 30, 2005. The regulatory ratios for a well capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk-based Capital.  The June 30, 2005 ratios were 11.62%, 5.54% and 10.74% respectively, all of which exceed those standards.

ACCESSBANK currently has offices in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico, and Sun City, Arizona.  The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:  July 29, 2005

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

			%	Per Share		%
		Net	CHG	Curr	Prev	CHG
		(Mill)
AABC (Nq).	Q6/30	0.67	56.39		.31	26

AccessAny	6 Mo.	0.95	56.56		.44	27